Exhibit 16.1

DHANOA MINERALS LTD.

1330 Martin Grove Road
Toronto, Ontario, Canada, M9W 4X4
416-838-4348, 905-248-3150 (fax)

March 22, 2007

VIA FAX AND FIRST CLASS MAIL
Mr. Derek Webb, CPA
Webb & Company, P.A.
1501 Corporate Drive, Ste. 150
Boynton Beach, FL. 33426
Fax - 561.734.8561

Re: Termination of engagement

Dear Mr. Webb,

Thank you for your past diligent and professional service to our company, however by mutual agreement we are terminating our engagement of Webb & Company as our auditors effective today. We have acquired significant interest in Promenasa, S.A., Ecuadorian company, and thus the majority of our assets and operations will be in South America. For that reason, we have engaged the accounting firm of Murrell, Hall and McIntosh to be our auditors on this and future auditing needs. This auditing firm has affiliates in Ecuador and they have extensive experience with the laws and accounting practices in South America. The Company believes that the geographic location and the specialized experience of the newly retained auditors will likely increase the efficiency and lower costs of future audits.

On March 23, 2007 we will file Current Report Form 8-K with the U.S. Securities Exchange Commission regarding the change in auditors and will submit that report for your review and approval. Thank you again for you past assistance.

Sincerely,

DHANOA MINERALS LTD.

Paul Roberts, President
Paul@minvest.ca

cc: Mr. Charles Gray,
Murrell Hall and McIntosh